(OTCQB: FDCT)

INSIDER TRADING COMPLIANCE POLICY

I. BACKGROUND

According to the Securities Exchange Commission, preventing illegal insider trading is vital to comply with securities laws and to preserve the reputation, truthfulness, and integrity of FDCTech, Inc. (the "Company") as well as that of all persons affiliated with the Company.

"Insider trading" occurs when any person purchases or sells a security while possessing inside information relating to the security. The "inside information" is considered to be information that is both "material" and "non-public." Insider trading is illegal and a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and criminal fines of up to $5 million for individuals and $25 million for corporations.

The Insider Trading Compliance Policy (from now on known as the Policy) also prohibits insider trading, and violation of this Policy may result in Company-imposed sanctions and penalties, including removal or dismissal for cause.

This Policy pertains to all corporate officers ("Officers"), members of the board of directors ("Directors"), and employees of the Company, also known as "Insiders." Individuals subject to this Policy are responsible for ensuring that their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships, or trusts, and transactions by these entities should be treated for this Policy and applicable securities laws as if they were for the individual's account. This Policy extends to all activities within and outside an individual's Company duties.

Every single officer, director, and employee must review this Policy. If any individual has questions regarding the Policy, they should address them with the Company's General Counsel.

II. GUIDELINES PROHIBITING INSIDER TRADING

No Insider shall purchase or sell any security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company.

No Insider shall directly or indirectly communicate (or "tip") material, non-public information to anyone outside of the Company (except following the Company's policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

All transactions in the Company's securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options, and the sale of Company stock issued upon exercise of stock options) by officers and directors and such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the General Counsel should request for clearance via oral or in writing (including without limitation by email), should be made at least two business days in advance of the proposed transaction. The request made to the Senior Management or Company's General Counsel should include the type of proposed transaction (such as an open market purchase, a privately negotiated sale, an option exercise, etc.), the transaction's proposed date, and the number of shares or options to be involved.

Further, there will be black-out periods, where no officer, director, or employee shall purchase or sell any Company's security during the period beginning on the 10th calendar day before the end of any fiscal quarter. This blackout period will end on the first full trading day after the public release of earnings data for such a fiscal quarter. The black-out period shall extend during any other trading suspension period declared by the Company, except for purchases and sales made according to the permitted transactions. Exceptions to the blackout period policy may be approved only by the Company's General Counsel or the Directors.

This Policy continues to apply to transactions in the Company's securities even after the termination of service to the Company. Suppose an individual has material, non-public information when their service terminates. In that case, that individual may not trade in the Company's securities until that information has become public or is no longer material.

Access to material, non-public information about the Company, including the Company's business, earnings, or prospects, should be limited to officers, directors, and employees of the Company on a need-to-know basis. Such information should not be communicated to anyone outside the Company under any circumstances except following the Company's policies. For internal communication, Insiders share such information on a need-to-know basis. Personnel involved with material and non-public information should conduct their business and activities in areas separate from other company activities to the extent feasible.

Inquiries from third parties about the Company, such as industry analysts or media members, should be directed to the Chief Financial Officer.

III. SOME PROHIBITED TRANSACTIONS

The Company believes that by nature, some transactions have inherent heightened legal risk or the appearance of improper conduct. As a result, officers, directors, and employees shall comply with the following policies concerning certain company securities transactions.

- Section 16(c) of 10 the 1934 Act prohibits Section 16 reporting persons from making short sales of the Company's equity securities, as short sales may reduce the seller's incentive to improve the Company's performance.

- This Policy prohibits publicly traded option transactions in puts, calls, or other derivative securities involving the Company's equity securities on an exchange or any other organized market.

- This Policy prohibits all hedging transactions involving the Company's equity securities to ensure the officer, director, or employee has the same objectives as the Company's other stockholders.

- The Company will not arrange with brokers to administer cashless exercises* on behalf of directors and executive officers of the Company. Individuals should direct questions about cashless exercises to the General Counsel.

  * Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company's involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, (iii) the director or officer uses a "T+3" cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles and (iv) the director or officer otherwise complies with this Policy. Under a T+3 cashless exercise, a broker, the issuer, and the issuer's transfer agent work together to make all transactions settle simultaneously.

IV. DESCRIPTION OF INSIDER TRADING

- "Insider trading" refers to the purchase or sale of security while in possession of "material," "non-public" information relating to the security or its issuer.
- "Securities" include stocks, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments.

- "Purchase" and "sale" are defined broadly under the federal securities law.

- "Purchase" includes not only the actual purchase of security but any contract to purchase or otherwise acquire the security. "Sale" includes not only the actual sale of security but any contract to sell or otherwise dispose of security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, or other derivative securities.

Material non-public information

Material non-public information not disseminated to the public would affect the market value or trading of security and not be disseminated to the general public. It is considered insider information.

Information is "material" if it would likely affect the market value or trading price of an issuer's securities or if it is information that, if disclosed, would likely influence a reasonable investor's decision to purchase or sell an issuer's securities.

Information is non-public when the Company has not disclosed it to the general public. Information ceases to be material, non-public information only when it has been widely disseminated to the public or is no longer material.

For information to be considered public, it must be widely disseminated in a manner making it generally available to investors through mainstream media outlets, both traditional and online, including but not limited to Yahoo Finance, Bloomberg, CNBC, and so on.

Even after a public announcement, a reasonable period must lapse for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

Insider

"Insiders" include officers, directors, and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their Company and its stockholders, such as not trading on material or non-public information relating to the Company's securities. Accordingly, all officers, directors, and employees of the Company should consider themselves insiders concerning material, non-public information about the Company's business, activities, and securities.

Individuals subject to this Policy are responsible for ensuring that their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships, or trusts, and transactions by these entities should be treated for this Policy and applicable securities laws as if they were for the individual's account.

Tipee

Insiders may be liable for communicating or tipping material, non-public information to a third party ("tippee"), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material, non-public information tipped to them, or individuals who trade on misappropriated material non-public information.

Penalties, fines, and sanctions
Penalties, fines, and sanctions for trading on or tipping material, as well as non-public information, can extend substantially beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice (DOJ) have made the civil and criminal prosecution of insider trading violations one of their highest priorities. Insider trading could result in severe sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading.

The transaction size or the amount of profit received does not have to be significant to result in prosecution. The SEC can monitor even the smallest trades, and the SEC performs routine market surveillance. In addition, the law requires brokers and dealers to inform the SEC of any possible violations by people who may have material, non-public information.

Recordkeeping and Internal Controls Provisions, Section 13(b)(2) of the 1934 Act
The SEC requires companies with a class of registered securities to maintain proper internal books and records and devise and maintain an adequate internal accounting system. These provisions reflect the SEC's intent to discourage officers, directors, and other persons with access to the Company's books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

V. RULE 10B5-1 TRADING PLANS

Rule 10b5-1 will protect directors, officers, and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan, or instruction to trade in the Company's stock (a "Trading Plan") entered into in good faith and following the terms of Rule 10b5-1 and all applicable state laws. Accordingly, they will be exempt from the trading restrictions outlined in this Policy.

Each such Trading Plan, and any modification thereof, must be submitted to and preapproved by the Company's General Counsel or another person as the Board of Directors may designate from time to time (the "Authorizing Officer"). The Authorizing Officer may impose such conditions on the Trading Plan's implementation and operation as the Authorizing Officer deems necessary or advisable. The person initiating the Trading Plan has the sole responsibility of compliance of the Trading Plan to the terms of Rule 10b5-1.

Officers, directors, and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading the Company's stock, including the exercise of options. Trades, according to a Trading Plan, generally may occur at any time. Therefore, an individual may adopt more than one Trading Plan.

Material non-public information will not be the basis of the Trading Plan. The Trading Plan must either,

- specify the amount, price, and date of securities purchased or sold; include a written formula or computer program for determining the amount, price, and date of the transactions; or

- prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company's stock under the Trading Plan in question.

Revocation of Trading Plans should occur only in unusual circumstances. The effectiveness of any cancellation or amendment of a Trading Plan will be subject to the Authorizing Officer's prior review and approval. Revocation is in effect upon written notice to the broker.

A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading blackout period and at a time when the Trading Plan participant does not possess material, non-public information.

The Authorized Person shall revoke the Trading Plan when announcing a merger or the occurrence of an event that would cause the transaction to violate the law or harm the Company. The Authorizing Officer or administrator of the Company shall notify the broker in such circumstances, thereby insulating the Insider in the event of revocation.

Discretionary Trading Plans, where the discretion or control over trading is assigned to a broker, are permitted if the Authorizing Officer preapproves.

Individuals can exercise options for cash at any time. The "cashless exercise" shall be done through a broker and is subject to trading windows. However, the Company will permit same-day sales under Trading Plans.

The Company may make a public announcement that Trading Plans are following Rule 10b5-1. In each case, it will consider whether to make a public announcement of a particular trading plan. It may also create public reports or respond to inquiries from the media or other relevant entities as transactions occur under a Trading Plan.

The transactions prohibited under Section III of this Policy, including, among others, short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company's securities.

None of the Company, the General Counsel, the Authorizing Officer, or the Company's other employees will have any liability for any delay in reviewing or refusing a Trading Plan. None of the Company, the General Counsel, the Authorizing Officer, or the Company's other employees assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan transaction.

VI. RULE 144

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of "restricted securities" and "control securities." "Restricted securities" are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. "Control securities" are any securities owned by directors, executive officers, or other "affiliates" of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company restricted and control securities must comply with the requirements of Rule 144, which are summarized below:

- *Holding Period*. The seller should hold the restricted securities for at least six months before selling in the market.

- *Current Public Information*. The Company must have filed all SEC-required reports during the last 12 months or such shorter period that the Company was required to file such reports.

- *Volume Limitations*. For affiliates, total sales of Company common stock for any three months may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

- *Method of Sale*. Affiliates must sell the shares either in a "broker's transaction" or in a transaction directly with a "market maker." A "broker's transaction" is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. Also, the selling person or Board member must not pay any fee or commission other than the broker. A "market maker" includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his account regularly and continuously.

- *Notice of Proposed Sale*. The SEC may require a notice of the sale (a Form 144) from Affiliates at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing Form 144 and complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm's Rule 144 compliance procedures connected with all trades.

VII. SECTION 16 – INSIDER REPORTING

The federal securities laws require specific individuals (such as officers, directors, and those that hold more than 10% of any class of a company's securities, or "insiders") to report purchases, sales, and holdings of their Company's securities by filing Forms 3, 4, and 5.

When a person becomes an insider, they must initially file a Form 3 to disclose their ownership of the Company's securities. The Insider must file Form 3 within ten (10) days after the person becomes an insider. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company's stock, options, and warrants must be reported on SEC Form 4, generally within two business days after the date on which such change occurs.

A Form 5 is generally due to the SEC no later than 45 days after the Company's fiscal year ends and is only required from an insider when at least one transaction, because of an exemption or failure to an earlier report, was not reported during the year. For example, some transactions, such as certain purchases by an insider of less than $10,000 in a six-month period, don't have to be reported on Form 4 when they occur but do have to be reported on Form 5. The Form 5 filing doesn't have to disclose transactions that have been previously reported. When reporting transactions on Form 5, insiders use the same transaction codes as when reporting on Form 4.

To prevent the unfair use of information, the Company can recover the profits which may have been obtained by an insider, or any officer, director, or 10% stockholder from any "purchase" and "sale" of Company stock during six months. An Insider's liability under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short-swing profits, and any Company stockholder can bring suit in the name of the Company.

Section 16(c) of the 1934 Act prohibits insiders from making short sales of the Company's equity securities. Short sales include sales of stock that the Insider does not own at the time of sale or sales of stock against which the Insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.

VIII. EXECUTION OF CERTIFICATION OF COMPLIANCE

After reading this Policy, all officers, directors, and employees should execute and return to the Company's General Counsel the Certification of Compliance form attached hereto as "Attachment A."

FDCTECH

(OTCQB: FDCT)

ATTACHMENT A

CERTIFICATION OF COMPLIANCE

RETURN BY: 12/31/2024

TO: William B. Barnett, General Counsel

FROM: ___________________________

RE: INSIDER TRADING COMPLIANCE POLICY OF FDCTECH, INC.

I have received, reviewed, and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment with (or, if I am not an employee, affiliation with) FDCTech, Inc., to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 2020, I have complied fully with all policies and procedures outlined in the above-referenced Insider Trading Compliance Policy.

____________________________ ________________

SIGNATURE DATE

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